UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 30, 2005

Speedemissions, Inc.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-49688 (Commission File Number)	33-0961488 (I.R.S. Employer Identification No.)

1134 Senoia Road, Suite B2 Tyrone, Georgia 30290 (Address of principal executive offices) (zip code)

(770) 306-7667 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Acquisition of Mr. Sticker

On June 30, 2005, we entered into a Stock Purchase Agreement whereby we acquired all of the outstanding securities of Mr. Sticker, Inc., a Texas corporation that is now our wholly owned subsidiary, in a transaction described below in Item 2.01.

Barron Partners LP Financing

On June 30, 2005, we entered into a Preferred Stock Purchase Agreement (the “Agreement”) with Barron Partners LP (the “Investor”) pursuant to which the Investor purchased $6,420,000 worth of our Series B Convertible Preferred Stock (the “Preferred Shares”), along with warrants to purchase 25,000,000 shares of our common stock at $0.24 per share, and warrants to purchase 18,900,000 shares of our common stock at $0.48 per share.

Each of the Preferred Shares is convertible into 42.8 shares of our common stock, subject to adjustment if certain conditions are met, for a total of 107,000,000 shares of common stock, has a liquidation preference equal to its purchase price, and has no voting rights. The warrants are exercisable for a period of five years, and the exercise price is subject to adjustment if certain conditions are met. In conjunction with the Agreement, we entered into a Registration Rights Agreement wherein we agreed to file a registration statement with 30 days, and to have it effective within 150 days.

As consideration related to the transaction, we issued warrants to acquire 2,850,000 shares of our common stock at $0.06 per share, exercisable for a period of five years, to Prospect Financial Advisors, LLC. Prospect also received a cash commission equal to eight percent (8%) of the cash raised.

Item 2.01 Acquisition or Disposition of Assets

Acquisition of Mr. Sticker

On June 30, 2005, we completed the acquisition of all of the outstanding securities of Mr. Sticker, Inc., a Texas corporation, which is now our wholly-owned subsidiary. Mr. Sticker owns and operates six (6) emission testing centers in the Houston, Texas area, which we intend to operate under the Mr. Sticker name. After taking into consideration the acquisition of Mr. Sticker, we now operate twenty eight (28) emissions testing centers in the Atlanta, Georgia and Houston, Texas metropolitan areas, plus five (5) mobile units in the Atlanta, Georgia area.

In exchange for the securities of Mr. Sticker, we paid its shareholders $3,100,000. The shareholders of Mr. Sticker were unrelated to us and our affiliates, and the purchase price was determined by arms-length negotiations. The purchase price was paid in cash by us using funds raised in a private placement described in Item 1.01 above.

Item 3.02 Unregistered Sales of Equity Securities

On June 30, 2005, in conjunction with the above-referenced financing transaction, we issued 2,500,000 shares of our Series B Convertible Preferred Stock, warrants to acquire 25,000,000 shares of our common stock at $0.24 per share, and warrants to acquire 18,900,000 shares of our common stock at $0.48 per share, to a single accredited investor, in exchange for $6,420,000 in cash. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholder is accredited.

On June 30, 2005, also in conjunction with the above-referenced financing transaction, we issued warrants to acquire 2,850,000 shares of our common stock at $0.06 per share to a single accredited investor, as consideration for services rendered. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholder is accredited.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On June 30, 2005, in conjunction with the financing described in Item 1.01 above, we created a new series of preferred stock consisting of 3,000,000 shares and known as the Series B Convertible Preferred Stock. An Amendment to our Articles of Incorporation will be filed with the State of Florida setting for the rights, privileges, and preferences thereof.

Item 9.01 Financial Statements

We have not included pro forma financial statements for Mr. Sticker with this filing, but will file an amended 8-K with those financial statements on or before September 13, 2005, as required.

EXHIBITS

4.1	Certificate of Designation for Series B Convertible Preferred Stock

4.2	Common Stock Purchase Warrant “A” issued to Barron Partners dated June 30, 2005

4.3	Common Stock Purchase Warrant “B” issued to Barron Partners dated June 30, 2005

4.4	Common Stock Purchase Warrant issued to Prospect Financial Advisors, LLC dated June 30, 2005

10.1	Stock Purchase Agreement dated June 30, 2005 for the acquisition of Mr. Sticker, Inc.

10.2	Preferred Stock Purchase Agreement with Barron Partners LP dated June 30, 2005

10.3	Registration Rights Agreement dated June 30, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 6, 2005	Speedemissions, Inc.,
a Florida corporation
/s/ Richard A. Parlontieri By: Richard A. Parlonteiri Its: President